Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS INCREASE IN DIVIDEND AND SECOND QUARTER 2017 FINANCIAL RESULTS

Highlights

•	The Company declares a quarterly dividend of $0.06 per share, a 60% increase from its historical dividend of $0.0375 per share;

•	Volume of 126.2 million pounds, a decrease of 4.2% year-over-year;

•	Net income and diluted earnings per common share increased $7.7 million to $16.1 million and $0.34 per share to $0.73 per share, respectively;

•	Adjusted EBITDA increased $11.4 million to $37.3 million year-over-year;

•	Adjusted diluted earnings per common share increased to $0.82 from $0.43 in the prior year period;

•
Year-over-year quarterly comparisons of financial results reflect the temporary production outage at Olin Brass that occurred in the second quarter of 2016 and the $4.4 million of income recorded in the second quarter of 2017 for insurance recoveries related to the outage;

•	Completed the repricing of our term loan B facility on July 18, 2017, reducing our interest rate by 100 basis points; and

•	The Company revises 2017 full-year guidance.

Schaumburg, IL., August 2, 2017 Today, Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) reported results for the second quarter ended June 30, 2017 and announced a quarterly dividend of $0.06 per share.

Second Quarter Operating Results
Volume for the second quarter of 2017 decreased 4.2% to 126.2 million pounds compared to 131.8 million pounds in the second quarter of 2016 due to decreased demand in the munitions, building and housing, and coinage markets.
“In the second quarter, overall demand for our products did not grow as anticipated, but we believe we held customer share by providing our customers with best in class product quality and delivery performance. Our financial performance improved despite softer demand as we continued to create value through focused initiatives impacting supply chain, productivity and margin management. We are encouraged by the internal improvements across GBC, which we expect will further strengthen our business and provide long-term value for our customers and shareholders,” said John Wasz, GBC's President and Chief Executive Officer.
“In addition, we successfully resolved our claim for insurance proceeds related to the 2016 hot mill outage at Olin Brass during the quarter, collecting an additional payment of $4.4 million, bringing the total recoveries to $7.4 million. In July, we also repriced our term loan B facility to strengthen our capital structure and increase our flexibility and today announced a 60% increase in our quarterly dividend,” Mr. Wasz concluded.
Net sales for the second quarter of 2017 increased to $377.4 million from $337.9 million in the second quarter of 2016. The increase in net sales was primarily attributable to an increase in pass-through commodity costs of our products. Adjusted sales, our non-GAAP financial measure that reflects the value-added premium over metal replacement cost recovery, decreased $4.7 million compared to the prior year, reflective of the decrease in volume. A reconciliation of net sales to adjusted sales is provided later in this press release.
Net income attributable to Global Brass and Copper Holdings, Inc. for the second quarter was $16.1 million in 2017, or $0.73 per diluted share, compared to $8.4 million, or $0.39 per diluted share, in 2016. Net income for the current quarter was favorably impacted by the following items: reduced interest expense; a $4.4 million recovery of insurance proceeds; improved pricing; and the absence of the costs incurred as a result of the production outage at Olin Brass, which occurred in the second quarter of 2016. These items were partially offset by unfavorable fluctuations in unrealized gains / losses on derivative contracts, decreased volumes, and an increase in the provision for income taxes.
Adjusted EBITDA, our non-GAAP measure of consolidated profitability, was $37.3 million for the second quarter of 2017 compared to $25.9 million in 2016. The increase was primarily due to the previously mentioned insurance proceeds, improved pricing, and the fact that the prior year results were unfavorably impacted by the temporary production outage at Olin Brass, partially offset by decreased volumes.
Adjusted diluted earnings per common share, another non-GAAP measure, was $0.82 for the second quarter of 2017 compared to $0.43 in the prior year. The growth in adjusted earnings per share was a result of the aforementioned items impacting adjusted EBITDA, the decrease in interest expense, and the corresponding tax impact of these items. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release.
Cash Flow and Leverage
For the six months ended June 30, 2017, we generated $17.0 million of cash from operating activities largely due to cash from earnings.
We ended the quarter with cash of $83.9 million, $317.6 million outstanding under our term loan facility, and $197.9 million of borrowings available under our asset-based revolving loan facility.
2017 Guidance
We had previously communicated full-year 2017 guidance of:

•	Shipment volumes to range from 530 million pounds to 560 million pounds; and

•	Adjusted EBITDA to range from $120 million to $130 million.
We revise our full-year 2017 guidance and now expect:

•	Shipment volumes to range from 500 million pounds to 530 million pounds; and

•	Adjusted EBITDA to range from $115 million to $125 million.
Please note that this guidance does not include any benefit from any insurance proceeds associated with the 2016 temporary production outage at Olin Brass.
Due to the forward looking nature of adjusted EBITDA guidance, we are unable to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure, as we are unable to project certain reconciling items, in particular unrealized gains / losses on derivative contracts, LIFO liquidation gains / losses and lower of cost or market adjustments to inventory, for future periods due to market volatility.
Quarterly Dividend
On August 2, 2017, the Company’s Board of Directors declared an increase in the quarterly cash dividend from $0.0375 per share to $0.06 per share on the Company’s common stock for the second quarter of 2017, an increase of 60%. The dividend will be paid on August 24, 2017 to stockholders of record on the close of business on August 14, 2017.

Conference Call
The Company will host a teleconference and webcast at 9:00 a.m. (Central Time) on Thursday, August 3, 2017 to review the results. To listen to the live call, individuals can access the webcast approximately 10 minutes before the scheduled start time at the investor relations portion of the Company's website at http://ir.gbcholdings.com, or by dialing 855-878-0250, passcode #53917509. For those who cannot listen to the live webcast, replays will be available shortly after the call on the Company’s website.

About Global Brass and Copper
Global Brass and Copper Holdings, Inc., through our wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding and stamping to fabricate finished and semi-finished alloy products from processed scrap, virgin metals and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Mark Barbalato
FTI Consulting
(212) 850-5707

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2017	2016	2017	2016

Net sales	$377.4	$337.9	$770.7	$666.8
Cost of sales	(332.7)	(296.6)	(676.1)	(576.0)
Gross profit	44.7	41.3	94.6	90.8
Selling, general and administrative expenses	(19.3)	(19.8)	(42.2)	(39.5)
Operating income	25.4	21.5	52.4	51.3
Interest expense	(4.8)	(7.9)	(9.5)	(16.3)
Loss on extinguishment of debt	—	(0.4)	—	(3.3)
Other income (expense), net	4.5	—	4.2	0.4
Income before provision for income taxes	25.1	13.2	47.1	32.1
Provision for income taxes	(8.9)	(4.6)	(13.7)	(11.3)
Net income	16.2	8.6	33.4	20.8
Net income attributable to noncontrolling interest	(0.1)	(0.2)	(0.3)	(0.2)
Net income attributable to Global Brass and Copper Holdings, Inc.	$16.1	$8.4	$33.1	$20.6

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.74	$0.39	$1.53	$0.97
Diluted	$0.73	$0.39	$1.50	$0.96
Weighted average common shares outstanding:
Basic	21.8	21.3	21.6	21.3
Diluted	22.1	21.5	22.1	21.5

Supplemental Non-GAAP Reconciliation
Net sales	$377.4	$337.9	$770.7	$666.8
Metal component of net sales	(245.3)	(201.1)	(500.2)	(394.6)
Adjusted sales	$132.1	$136.8	$270.5	$272.2

Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share, as reported	$0.73	$0.39	$1.50	$0.96
Unrealized loss (gain) on derivative contracts	0.03	(0.03)	0.06	(0.12)
Loss on extinguishment of debt	—	0.02	—	0.15
Specified legal/professional expenses	—	0.01	—	0.03
Lower of cost or market adjustment to inventory	0.03	(0.01)	—	—
Share-based compensation expense	0.09	0.08	0.20	0.13
Tax impact on above adjustments (a)	(0.06)	(0.03)	(0.23)	(0.07)
Adjusted diluted earnings per common share	$0.82	$0.43	$1.53	$1.08

(a) Calculated based on our estimated tax rate, including tax benefits related to the vesting of share awards and option exercises.

Global Brass and Copper Holdings, Inc.
Adjusted EBITDA Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2017	2016	2017	2016
Net income attributable to Global Brass and Copper Holdings, Inc.	$16.1	$8.4	$33.1	$20.6
Interest expense	4.8	7.9	9.5	16.3
Interest income	(0.1)	—	(0.1)	—
Provision for income taxes	8.9	4.6	13.7	11.3
Depreciation expense	4.5	3.7	9.0	7.3
Unrealized loss (gain) on derivative contracts (a)	0.6	(0.7)	1.4	(2.6)
Loss on extinguishment of debt (b)	—	0.4	—	3.3
Specified legal/professional expenses (c)	—	0.2	—	0.6
Lower of cost or market adjustment to inventory (d)	0.7	(0.2)	(0.1)	0.1
Share-based compensation expense (e)	1.8	1.6	4.3	2.7
Adjusted EBITDA	$37.3	$25.9	$70.8	$59.6

(a)	Represents unrealized (gains) losses on derivative contracts.

(b)	Represents the loss on extinguishment of debt recognized in connection with the open market purchases of our former senior secured notes.

(c)	Represents selected professional fees for accounting, tax, legal and consulting services incurred as a public company that exceed our expected long-term requirements.

(d)	Represents the impact of lower of cost or market adjustments to domestic metal inventory.

(e)	Represents compensation expense resulting from stock compensation awards to certain employees and our Board of Directors.

Segment Results of Operations

(in millions)	Three Months Ended June 30,		Change 2017 vs. 2016
	2017	2016	Amount	Percent
Pounds shipped (a)
Olin Brass	63.4	62.7	0.7	1.1%
Chase Brass	54.5	58.0	(3.5)	(6.0)%
A.J. Oster	18.9	19.3	(0.4)	(2.1)%
Corporate and other (b)	(10.6)	(8.2)	(2.4)	(29.3)%
Total	126.2	131.8	(5.6)	(4.2)%

Net sales
Olin Brass	$181.5	$155.0	$26.5	17.1%
Chase Brass	141.0	129.8	11.2	8.6%
A.J. Oster	75.0	71.2	3.8	5.3%
Corporate and other (b)	(20.1)	(18.1)	(2.0)	(11.0)%
Total	$377.4	$337.9	$39.5	11.7%

Adjusted EBITDA
Olin Brass	$14.9	$7.8	$7.1	91.0%
Chase Brass	17.9	18.0	(0.1)	(0.6)%
A.J. Oster	4.3	4.6	(0.3)	(6.5)%
Total adjusted EBITDA of operating segments	$37.1	$30.4	$6.7	22.0%
Corporate and other (c)	0.2	(4.5)	4.7	(104.4)%
Total consolidated adjusted EBITDA	$37.3	$25.9	$11.4	44.0%

	Six Months Ended June 30,		Change 2017 vs. 2016
(in millions)	2017	2016	Amount	Percent
Pounds shipped (a)
Olin Brass	130.3	126.2	4.1	3.2%
Chase Brass	114.0	117.3	(3.3)	(2.8)%
A.J. Oster	37.1	38.2	(1.1)	(2.9)%
Corporate and other (b)	(21.2)	(18.6)	(2.6)	(14.0)%
Total	260.2	263.1	(2.9)	(1.1)%

Net sales
Olin Brass	$370.1	$306.8	$63.3	20.6%
Chase Brass	295.1	258.0	37.1	14.4%
A.J. Oster	149.7	140.4	9.3	6.6%
Corporate and other (b)	(44.2)	(38.4)	(5.8)	(15.1)%
Total	$770.7	$666.8	$103.9	15.6%

Adjusted EBITDA
Olin Brass	$26.7	$21.1	$5.6	26.5%
Chase Brass	38.3	37.2	1.1	3.0%
A.J. Oster	6.8	9.7	(2.9)	(29.9)%
Total adjusted EBITDA of operating segments	$71.8	$68.0	$3.8	5.6%
Corporate and other (c)	(1.0)	(8.4)	7.4	(88.1)%
Total consolidated adjusted EBITDA	$70.8	$59.6	$11.2	18.8%

(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.
(c) Includes $4.4 million and $7.4 million insurance recovery from the prior year production outage for the three and six months ended June 30, 2017, respectively.

Global Brass and Copper Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	As of
(In millions, except share and par value data)	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$83.9	$88.2
Accounts receivable (net of allowance of $0.9 and $0.5, respectively)	170.1	134.0
Inventories	170.1	163.7
Prepaid expenses and other current assets	38.3	18.3
Income tax receivable	2.3	5.4
Total current assets	464.7	409.6
Property, plant and equipment, net	132.0	130.4
Goodwill	4.4	4.4
Intangible assets, net	0.4	0.4
Deferred income taxes	33.7	34.1
Other noncurrent assets	6.4	3.7
Total assets	$641.6	$582.6
Liabilities and equity
Current liabilities:
Current portion of debt	$4.5	$4.5
Accounts payable	105.1	88.9
Accrued liabilities	58.5	45.0
Accrued interest	0.2	0.2
Income tax payable	—	1.3
Total current liabilities	168.3	139.9
Noncurrent portion of debt	309.6	311.5
Other noncurrent liabilities	35.7	36.0
Total liabilities	513.6	487.4
Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders' equity:
Common stock - $0.01 par value; 80,000,000 shares authorized; 22,130,617 and 21,712,216 shares issued, respectively	0.2	0.2
Additional paid-in capital	50.5	45.0
Retained earnings	82.1	51.2
Treasury stock - 225,731 and 79,149 shares, respectively	(6.5)	(1.5)
Accumulated other comprehensive loss	(3.1)	(4.1)
Total Global Brass and Copper Holdings, Inc. stockholders' equity	123.2	90.8
Noncontrolling interest	4.8	4.4
Total equity	128.0	95.2
Total liabilities and equity	$641.6	$582.6

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(In millions)	2017	2016
Cash flows from operating activities
Net income	$33.4	$20.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Lower of cost or market adjustment to inventory	(0.1)	0.1
Unrealized (gain) loss on derivatives	1.4	(2.6)
Depreciation	9.0	7.3
Amortization of debt discount and issuance costs	0.6	1.3
Loss on extinguishment of debt	—	3.3
Share-based compensation expense	4.3	2.7
Provision for bad debts, net of reductions	0.4	(0.4)
Deferred income taxes	—	2.0
Change in assets and liabilities:
Accounts receivable	(38.6)	(18.1)
Inventories	(5.2)	9.1
Prepaid expenses and other current assets	(21.7)	2.6
Accounts payable	17.6	17.5
Accrued liabilities	14.2	(10.5)
Accrued interest	—	(0.3)
Income taxes, net	1.9	1.1
Other, net	(0.2)	(0.3)
Net cash provided by (used in) operating activities	17.0	35.6
Cash flows from investing activities
Capital expenditures	(12.5)	(14.3)
Net cash used in investing activities	(12.5)	(14.3)
Cash flows from financing activities
Borrowings on ABL Facility	0.4	0.6
Payments on ABL Facility	(0.4)	(0.6)
Retirement of Senior Secured Notes	—	(40.0)
Premium payment on extinguishment of debt	—	(2.5)
Payments on term loan	(1.6)	—
Principal payments under capital lease obligation	(0.7)	(0.5)
Dividends paid	(1.7)	(1.6)
Distribution to noncontrolling interest owner	—	(0.2)
Proceeds from exercise of stock options	0.7	—
Share repurchases	(5.0)	(0.8)
Net cash used in financing activities	(8.3)	(45.6)
Effect of foreign currency exchange rates	(0.5)	(0.3)
Net increase (decrease) in cash	(4.3)	(24.6)
Cash and cash equivalents at beginning of period	88.2	83.5
Cash and cash equivalents at end of period	$83.9	$58.9
Noncash investing and financing activities
Purchases of property, plant and equipment not yet paid	$2.3	$2.7

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), we also report “adjusted EBITDA,” “adjusted diluted earnings per common share” and “adjusted sales,” which are non-GAAP financial measures as defined below.
Adjusted sales, adjusted EBITDA and adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and are not intended as alternatives to any other measure of performance in conformity with US GAAP.
You should therefore not place undue reliance on adjusted EBITDA, adjusted diluted earnings per common share, adjusted sales, or any ratios calculated using them. Our US GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.
Adjusted EBITDA
Net income attributable to Global Brass and Copper Holdings, Inc. is the most directly comparable US GAAP measure to adjusted EBITDA. Adjusted EBITDA is defined as net income attributable to Global Brass and Copper Holdings, Inc., plus interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following:

•	unrealized gains and losses on derivative contracts in support of our balanced book approach;

•	unrealized gains and losses associated with derivative contracts related to energy and utility costs;

•	adjustments due to lower of cost or market adjustments to inventory;

•	gains and losses due to the depletion of a LIFO layer of metal inventory;

•	share-based compensation expense;

•	loss on extinguishment of debt;

•	restructuring and other business transformation charges;

•	specified legal and professional expenses; and

•	certain other items.
We believe adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA is the key metric used by our Chief Operating Decision Maker to evaluate segment performance in a way that we believe reflects our core operating performance, and in turn, incentivizes members of management and certain employees. For example, we use adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins. However, our adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. In addition, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under US GAAP.
We compensate for these limitations by using adjusted EBITDA along with other comparative tools, together with US GAAP measurements, to assist in the evaluation of operating performance. Such US GAAP measurements include operating income and net income.
Adjusted diluted earnings per common share
Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share is the most directly comparable US GAAP measure to adjusted diluted earnings per common share. Adjusted diluted earnings per common share is defined as diluted net income attributable to Global Brass and Copper Holdings,

Inc. per common share adjusted to remove the per share impact of the add backs to EBITDA in calculating adjusted EBITDA.
We believe adjusted diluted earnings per common share represents a meaningful presentation of the financial performance of our consolidated results because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted diluted earnings per share is the key metric used by our Chief Operating Decision Maker to evaluate the Company’s performance, and in turn, incentivize members of management and certain employees.
We believe that adjusted diluted earnings per common share supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by US GAAP.
Adjusted sales
Net sales is the most directly comparable US GAAP measure to adjusted sales, which represents the value-added premium we earn over our conversion and fabrication costs. Adjusted sales is defined as net sales less the metal cost of products sold. We use adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “projects,” “may,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the impact of our indebtedness; the effect of our ability to borrow money; our ability to implement our business strategies, including acquisition activities; our ability to continue implementing our balanced book approach to substantially reduce the impact of fluctuations in metal prices on our earnings and operating margins; shrinkage from processing operations and metal price fluctuations, particularly copper; the condition of various markets in which our customers operate, including the housing and commercial construction industries; our ability to maintain business relationships with our customers on favorable terms; the impact of a loss in customer volume or demand or a shift by customers of their manufacturing or sourcing offshore; our ability to compete effectively with existing and new competitors; the effects of industry consolidation or competition in our business lines; operational factors affecting the ongoing commercial operations of our facilities, including technology failures, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs or unanticipated changes in energy costs; supply, demand, prices and other market conditions for our products; our ability to accommodate increases in production to meet demand for our products; government regulations relating to our products and services, including proposed EPA regulations regarding the registration and marketing of bactericidal copper products; our ability to maintain effective internal control over financial reporting; our ability to realize the planned cost savings and efficiency gains as part of our various initiatives; workplace safety issues; our ability to retain key employees; adverse developments in our relationship with our employees or the future terms of our collective bargaining agreements; rising employee medical costs; our ability to maintain the confidentiality of our proprietary information, to protect the validity, enforceability or scope of our intellectual property rights and manage litigation regarding our intellectual property rights; fluctuations in interest rates; and restrictive covenants in our indebtedness that may adversely affect our operational flexibility.

More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our reports filed with the Securities and Exchange Commission from time-to-time, including Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.